UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION

                            Washington, DC 20549-1004



                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934



         Date of Report (Date of earliest event reported) June 20, 2006



                           GENERAL MOTORS CORPORATION
                           --------------------------
             (Exact Name of Registrant as Specified in its Charter)



            STATE OF DELAWARE                  1-143           38-0572515
            -----------------                  -----           ----------
        (State or other jurisdiction of     (Commission     (I.R.S. Employer
        Incorporation or Organization)      File Number)   Identification No.)

      300 Renaissance Center, Detroit, Michigan                 48265-3000
      -----------------------------------------                 ----------
      (Address of Principal Executive Offices)                  (Zip Code)



      Registrant's telephone number, including area code (313) 556-5000
                                                         --------------








================================================================================

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


ITEM 8.01.  OTHER EVENTS

On June 20, 2006, Moody's Investors Services, Inc. (Moody's), Standard & Poor's (S&P) and Fitch Ratings (Fitch) announced the following credit rating actions with respect to General Motors Corporation (GM). Their press releases follow.

MOODY'S ASSIGNS B2 RATING TO GM'S PROPOSED SECURED CREDIT FACILITY, LOWERS UNSECURED RATING TO Caa1. OUTLOOK IS NEGATIVE.

Approximately $30 Billion of Debt Affected

   New York, June 20, 2006 -- Moody's Investors Service assigned a B2 rating to the secured tranches of the amended and extended secured credit facility of up to $4.5 billion being proposed by General Motors Corporation (GM), affirmed the company's B3 corporate family and SGL-3 speculative grade liquidity ratings, and lowered its senior unsecured rating to Caa1 from B3. The rating outlook is negative. The downgrade of the unsecured rating concludes a review that was initiated on May 5th when GM announced the possibility of granting security to its bank lenders.

   The ratings of General Motors Acceptance Corporation (Ba1 - under review for possible downgrade), and Residential Capital Corporation (Baa3 and Prime-3 - under review for possible downgrade) are unaffected.

   The assignment of a B2 rating to the secured credit facility (one notch above the B3 corporate family rating) reflects Moody's view that the borrowing base provisions of the proposed facility, in combination with the assets upon which lenders will have a first priority lien, would afford secured bank lenders with materially improved asset protection and recovery prospects relative to unsecured lenders. Assets included in the security package include certain
US receivables and inventory, certain Canadian receivables and inventory, certain Canadian property plant and equipment, and 65% of the shares of Controladora GM - the parent company of GM's profitable Mexican operation General Motors de Mexico.

   The downgrade of the unsecured debt reflects the diminution in the asset coverage that would be available to this class of creditors as a result of the granting of security to certain bank lenders. Moody's notes that under the terms of the proposed amendment and extension, lenders who vote in favor of the amendment will receive security in exchange for extending the maturity of their commitment to 2011, while lenders not voting in favor of the amendment will retain the original maturity date of June, 2008 but will remain unsecured. The rating agency said that any unsecured tranches of the credit facility would be rated Caa1, equivalent with the company's other unsecured debt.

   The affirmation of GM's B3 corporate family rating reflects Moody's view that the granting of security to its bank lenders does not fundamentally alter the company's overall credit risk or expected loss profile. Rather, with expected loss representing the probability of default times the degree of loss experienced in the event of default, the granting of security represents a redistribution of the loss-given-default component among secured and unsecured lenders.

   Moody's plans to supplement its traditional assessment of expected loss with a proposed Loss-Given-Default (LGD) Methodology for which a request for comment was circulated during January 2006. Research by Moody's suggests that the realized credit losses on loans have tended to be lower than losses on similarly rated bonds. Moody's research further suggests that the application of a rigorous estimation model for LGD could support a higher degree of up-notching for bank facilities than has been the case with Moody's traditional notching methodology which ascribes considerable importance to asset coverage. Upon the implementation of its LGD methodology, Moody's will adjust the ratings of GM's secured credit facility accordingly.

   GM's negative outlook reflects the considerable near- and-intermediate-term operating challenges the company continues to face. These include achieving a successful reorganization of Delphi, completing the sale of a majority interest in General Motors Acceptance Corporation (GMAC), stemming its share loss in North America, and achieving a 2007 UAW contract that affords material relief from its current health care obligations and jobs bank program.

   Ensuring adequate liquidity is a critical element in GM's strategy for contending with these operational challenges. The company's sizable liquidity position of approximately $22 billion in cash and short-term VEBA could benefit from the $10 billion in up front proceeds from the GMAC sale and from establishing an accessible credit facility of up to $4.5 billion.

   "The recent extension of the GM-Delphi buyout program helps to lessen the likelihood of a strike at Delphi and is a modestly positive development on the operational side. Similarly, the company's ability to put an accessible credit facility in place would be a modest enhancement of its liquidity profile," said Bruce Clark, a senior vice president with Moody's. Despite these potentially positive developments, GM continues to face formidable intermediate-term challenges. "GM still has a long road ahead of it and there isn't much likelihood of positive movement in the rating until the company can stem its loss in market share, show that it can preserve the profitability of its new line of large trucks and SUVs, achieve a viable UAW contract in 2007, and get on track for generating positive free cash flow for 2007," Clark said.

PRESS RELEASE: S&P Rates GM Proposed $4.48B Bk Facility B+

   NEW YORK (Standard & Poor's) June 20, 2006--Standard & Poor's Ratings Services today said it had assigned its 'B+' bank loan rating to General Motors Corp.'s (GM) proposed $4.48 billion senior bank facility, expiring 2011, with a recovery rating of '1'. The bank loan is rated one notch higher than the corporate credit rating. This and the '1' recovery rating indicate that lenders can expect full recovery of principal in the event of a payment default. (For the complete recovery analysis, please see Standard & Poor's recovery report on GM, to be published on RatingsDirect immediately following this report.)

   At the same time, Standard & Poor's lowered its senior unsecured debt rating on GM to 'B-' from 'B'. The downgrade of the unsecured debt stems from the pending secured bank transaction, which disadvantages the unsecured debt. All ratings on GM, including the 'B+' bank loan rating--but excluding the '1' recovery rating--are on CreditWatch with negative implications.

   The new secured facility provides the company with approximately the same size bank facility as its existing $5.6 billion facility, but with more certain access and a longer maturity. Unlike the previous unsecured facility, we would expect GM to borrow from time to time under the new revolving credit facility for operating needs. We estimate that the absolute recovery prospects for the unsecured creditors is in the mid-50% area. In addition, the disadvantage to the unsecured debtholders is reflected by priority claims to adjusted assets in the low 20% area.

   We expect GM's ratings to remain on CreditWatch for several more months. Court hearings on Delphi Corp.'s motion to reject its labor contracts have now been adjourned until Aug. 11, and hearings on Delphi's request to reject unprofitable supply contracts with GM have been postponed also until Aug. 11. We expect negotiations between Delphi, the United Auto Workers, and GM to continue, however. Still, we could lower GM's ratings at any time if evolving events at Delphi warrant--and an interim downgrade is possible prior to resolution of the CreditWatch. Although the proposed bank facility is considered an incremental positive for GM's liquidity, even prior to establishment of the new bank facility, we believe GM's liquidity should remain adequate to meet near-term funding requirements. For a more detailed discussion of the GM CreditWatch, please see our release dated June 13, 2006.

RATINGS LIST:
General Motors Corp.
Corporate credit rating    B/Watch Neg/B-3

Rating Assigned
$4.48 billion secured
  bank loan                B+/Watch Neg
Recovery rating            1

Rating Lowered             To                   From
Senior unsecured debt      B-/Watch Neg         B/Watch Neg

Ratings Remaining On CreditWatch With Negative Implications
Corporate credit rating    B/Watch Neg
Short-term rating          B-3/Watch Neg

PRESS RELEASE: Fitch Rates GM Sec Bk Agreement 'BB/RR1'

   Fitch Ratings-New York-20 June 2006: Fitch has assigned a rating of
'BB' and a Recovery Rating (RR) of 'RR1' to General Motor's (GM) new $4.48 billion senior secured bank facility. The 'RR1' (recovery of 90%-100%) is based on the collateral package and other protections that are expected to provide full recovery in the event of a bankruptcy filing. Although the offering of security to bank lenders moderately impairs the position of GM's unsecured debtholders, the recovery rating for unsecured holders still falls within the 30%-50% range represented by the 'RR4' designation. The Issuer Default Rating
(IDR) is affirmed at 'B', and remains on Rating Watch Negative.

   Fitch's ratings for GMAC remain at 'BB', Rating Watch Positive, and are not affected by the new bank financing.

   The bank agreement is secured by certain North American receivables and inventory, a stock pledge of a Mexican subsidiary, and certain PP&E in Canada. These assets also act as collateral for $1.5 billion in non-loan facilities, bringing the total amount of facilities secured by these assets to approximately $6 billion. The assets pledged provide sufficient over-collateralization to support the 'RR1' rating, and borrowing base restrictions provide further protection to secured lenders.

   GM's ratings remain on Rating Watch Negative, based on short-term concerns with the unresolved Delphi situation. In addition to the long-term liabilities that GM will absorb under its guarantee of pension and OPEB obligations to Delphi workers, GM is expected to provide other forms of near-term financial assistance in order to prevent any significant work stoppage. Financial assistance is expected to come in a variety of forms, including the financing of buyout packages.

   High acceptance rates of buyout packages being offered to GM and Delphi hourly workforces could facilitate the resolution of the Delphi situation. However, wage and benefit programs for the remaining hourly workforce have yet to be resolved, and Delphi has also not resolved its large underfunded pension position and faces a pending $1.1 billion required contribution. Fitch anticipates that the Rating Watch Negative status will remain in place until a new labor agreement is reached, and ratified by Delphi's unions. A
Delphi work stoppage that results in a material shutdown of GM's North
American production would likely result in a downgrade of the IDR and unsecured ratings to the 'CCC' category. A review of the rating could also take place in the event that GM's agreement to sell a 51% interest in GMAC to a group of investors does not proceed as planned, or in the event of a further deterioration in operating results. Recent product introductions have supported revenues to date in 2006, providing time for GM to address its fixed cost structure, although the duration of recent sales performance remains uncertain given the continuing decline of industry sales in the large SUV segment. In addition, stresses in the supply base and high commodity costs will continue to hinder the company's cost reduction efforts.

   Fitch's Recovery Ratings (RR), introduced in 2005, are a relative indicator of creditor recovery on a given obligation in the event of a default.


                                      # # #

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                          GENERAL MOTORS CORPORATION
                                          --------------------------
                                          (Registrant)


Date:  June 20, 2006                 By:  /s/PAUL W. SCHMIDT
                                     ---  ------------------
                                          (Paul W. Schmidt, Controller)